The Company previously announced that the Company, along with its former CEO and former CFO, had been named in a class action lawsuit (Niederklein v. PCS Edventures!.com, Inc., et al., U.S. District Court for the District of Idaho, Case 1:10-cv-00479-CWD).  The class action was brought on behalf of shareholders who purchased shares of the Company’s common stock during the period between March 28, 2007 and August 15, 2007.  A Memorandum of Understanding (“MOU”) containing the essential terms of a settlement of the class action was recently agreed upon, subject to further proceedings and approval by the Court; a copy of the MOU was attached to the 8-K/A-1 that was filed with the Securities and Exchange Commission on September 6, 2011.  A Stipulation of Settlement based on this MOU is attached hereto and incorporated by reference.